Exhibit 19.1
DEXCOM, INC.

Procedures and Guidelines Governing
Securities Trades by Company Personnel
As Adopted by the Board of Directors
on March 11, 2005 and amended through February 27, 2023

I.    PURPOSE
It is illegal for any employee, officer or director of DexCom, Inc. (collectively, with its subsidiaries, the “Company”) to trade in the securities of the Company while in the possession of material nonpublic information about the Company. It is also illegal for any employee, officer or director of the Company to give material nonpublic information to others who may trade on the basis of that information.
In order to comply with federal and state securities laws governing (i) trading in Company securities while in the possession of material nonpublic information concerning the Company and (ii) tipping or disclosing material nonpublic information to any outside persons, and in order to prevent the appearance of improper trading or tipping, the Company has adopted this policy for all of its employees, officers and directors, members of their immediate families and others living in their households, and venture capital funds and other entities (such as trusts and corporations) over which such employees, officers or directors have or share voting or investment control.
II.    SCOPE
A.    This policy covers all employees, officers and directors of the Company, members of their immediate families and others living in their households and venture capital funds and other entities (such as trusts and corporations) over which such employees, officers or directors have or share voting or investment control (collectively referred to herein as “employees, officers or directors”). Employees, officers and directors are responsible for ensuring compliance by their immediate families and other members of their households and entities over which they exercise voting or investment control.
B.    This policy applies to any and all transactions in the Company’s securities, including shares of its Common Stock and options to purchase Common Stock or other rights to acquire Common Stock, such as restricted stock units (as described in more detail in Section VI.E below), however acquired, and any other type of securities that the Company may issue, such as shares of preferred stock, convertible debentures, warrants and exchange-traded options or other derivative securities.
C.    This policy will be communicated to all employees, officers and directors upon its adoption by the Company, and to all new employees, officers and directors at the start of their employment or relationship with the Company. Upon first receiving a copy of this policy or any revised versions, each employee, officer or director must sign a certification that he or she has received a copy and agrees to comply with the terms of this policy. This certification and agreement will constitute consent for the Company to impose sanctions for violation of this policy and to issue any necessary stop-transfer orders to the Company’s transfer agent to enforce compliance with this policy. As discussed in Section VII.B, sanctions for individuals may include demotion or other disciplinary actions, up to and including termination of employment, if the Company has a reasonable basis to conclude that this policy has been violated. Section 16 Parties, as defined below, may be required to certify compliance with this policy on an annual basis.

D.    This policy allows for trades by employees, officers and directors made in compliance with Rule 10b5-1 (“Rule 10b5-1”) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (“Exchange Act”), subject to the approval of the Compliance Officer (as defined in Section IV below).
E.    The Company may change these procedures or adopt such other procedures in the future as the Company considers appropriate in order to carry out the purposes of this policy.
III.    SECTION 16 PARTIES; ACCESS PERSONS
A.    Section 16 Parties. The Company has designated those persons listed on Exhibit A attached hereto as the officers (as defined in Rule 16a-1(f) of the Exchange Act) and directors who are subject to the reporting provisions and trading restrictions of Section 16 of the Exchange Act, and the underlying rules and regulations promulgated by the SEC. Each such person, and each entity affiliated or associated with any such officer or director, is referred herein as a “Section 16 Party,” and collectively the “Section 16 Parties.” Section 16 Parties must obtain prior approval of all trades in Company securities from the Chief Financial Officer and Compliance Officer in accordance with the procedures set forth in Section VI below. The Company will amend Exhibit A from time to time as necessary to reflect the addition and the resignation, departure or change of status of Section 16 Parties. Each Section 16 Party must notify the Compliance Officer in writing when such Section 16 Party believes that he or she is no longer subject to Section 16 of the Exchange Act. If the Company agrees that such Section 16 Party is no longer so subject, or if the Company determines independently that such Section 16 Party is no longer so subject, then such Section 16 Party automatically will be deemed to be removed from Exhibit A effective when it is determined that such Section 16 Party is no longer subject to Section 16 of the Exchange Act. The Company will notify any Section 16 Party in writing if the Company independently determines that such Section 16 Party is no longer legally subject to Section 16 of the Exchange Act.
B.    Access Persons. The Company has designated those persons listed on Exhibit B attached hereto as the persons who have regular access to material nonpublic information in the normal course of their duties for the Company (other than Section 16 Parties); each person listed on Exhibit B is referred to herein as an “Access Person.” The executive leadership team, which is comprised of the Section 16 Parties (the “Executive Leadership Team”), with input from departmental team leaders, shall determine the list of Access Persons for each fiscal year before the start of such fiscal year. Access Persons must obtain prior approval of all trades in Company securities from the Chief Financial Officer and Compliance Officer in accordance with the procedures set forth in Section VI below. The Company will amend Exhibit B from time to time as necessary to reflect the addition and the resignation, departure or change of status of Access Persons. If the Company determines that such Access Person is no longer subject to the requirements of this Section III.B., then such Access Person will be deemed to be removed from Exhibit B effective when it was so determined. The Company will notify any Access Person in writing if the Company independently determines that such Access Person no longer has access to material nonpublic information about the Company.
C.    Director-Level Employees. Each employee at a “director” level or above who is not a Section 16 Party or an Access Person (a “Director-Level Employee”) must obtain prior approval of all trades in Company securities from the Chief Financial Officer and Compliance Officer in accordance with the procedures set forth in Section VI below.

IV.    INSIDER TRADING COMPLIANCE OFFICER
The Company has designated the Company’s Chief Legal Officer, as its insider trading compliance officer (“Compliance Officer”), and in the event of the Chief Legal Officer’s unavailability, the Company’s Chief Financial Officer or Chief Executive Officer, shall be authorized to serve as Compliance Officer in the interim. The Chief Financial Officer and Compliance Officer (or his or her designee) will review and either approve or prohibit all proposed trades by Section 16 Parties or Access Persons in accordance with the procedures set forth in Section VI.D below, except that with respect to the Chief Financial Officer or Compliance Officer, any proposed trades must be approved by the other officer, or Chief Executive Officer. The Compliance Officer, Chief Financial Officer and Chief Executive Officer may consult with the Company’s outside legal counsel.
In addition to the trading approval duties described in Section VI.D below, the duties of the Compliance Officer will include the following:
A.     Administering and interpreting this policy and monitoring and enforcing compliance with all provisions and procedures of this policy.
B.    Responding to all inquiries relating to this policy and its procedures.
C.    Designating and announcing special trading blackout periods (a “Blackout Period”) during which no designated employees, officers or directors may trade in Company securities.
D.    Providing copies of this policy and other appropriate materials to all current and new employees, officers and directors, and such other persons who the Compliance Officer determines may have access to material nonpublic information concerning the Company.
E.    Administering, monitoring and enforcing compliance with all federal and state insider trading laws and regulations, including, without limitation, Sections 10(b), 16, 20A and 21A of the Exchange Act and the rules and regulations promulgated thereunder, and Rule 144 under the Securities Act of 1933, as amended (“Securities Act”); and assisting in the preparation and filing of all required SEC reports relating to insider trading in Company securities, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.
F.    Revising the policy as necessary to reflect changes in federal or state insider trading laws and regulations.
G.    Maintaining as Company records originals or copies of all documents required by the provisions of this policy or the procedures set forth herein, and copies of all required SEC reports relating to insider trading, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.
H.    Maintaining the accuracy of the list of Section 16 Parties as attached on Exhibit A and the list of Access Persons as attached on Exhibit B, and updating such lists periodically as necessary to reflect additions or deletions.
The Chief Financial Officer and Compliance Officer may designate one or more individuals who may perform that officer’s duties in the event that one or both of them is unable or unavailable to perform such duties.

V.    DEFINITION OF “MATERIAL NONPUBLIC INFORMATION”
    A.    “MATERIAL” INFORMATION
Information about the Company is “material” if it would be expected to affect the investment or voting decisions of a reasonable stockholder or investor, or if the disclosure of the information would be expected to alter significantly the total mix of the information in the marketplace about the Company. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following types of information ordinarily would be considered material:
•    Financial performance, especially quarterly and year-end earnings, and significant changes in financial performance or liquidity.
•    Financial and operational forecasts.
•    Results or material data of clinical or pre-clinical testing or trials, or other significant development milestones.
•    Significant communications to or from, or receipt of information from, United States or foreign regulatory authorities regarding products and/or product candidates.
•    Operational metrics of the Company or its partners, such as customer counts and associated retention or attrition rates, performance or other metrics, employee counts and distribution by geography or function and any changes in such metrics.
•    Potential material mergers and acquisitions or material sales of Company assets or subsidiaries.
•    Stock splits, public or private securities/debt offerings, or changes in Company dividend policies or amounts.
•    Significant changes in senior management.
•    Regulatory approvals of products and the achievement of key product development milestones.
•    Customer, product, pricing, geography and market strategies and shifts.
•    Developments regarding customers, suppliers or partners, such as the potential acquisition or loss of a significant contract, development agreement or strategic relationship.
•    Initiation of a significant lawsuit.
•    Introduction of key new products.
•    Changes in the Company’s auditor or notification that the Company may no longer rely on an auditor’s report.
•    Significant cybersecurity incident experienced by the Company.

    B.    “NONPUBLIC” INFORMATION
Material information is “nonpublic” if it has not been widely disseminated to the public, for example, through major newswire services, national news services, webcasts or financial news services. For the purposes of this policy, information will be considered public, i.e., no longer “nonpublic,” at the open of trading on the third full trading day following the Company’s widespread public release of the information.
    C.    CONSULT THE COMPLIANCE OFFICER FOR GUIDANCE
Employees, officers or directors who are unsure whether the information that they possess is material or nonpublic must consult the Compliance Officer for guidance before trading in any Company securities.
VI.    STATEMENT OF COMPANY POLICY AND PROCEDURES
    A.    PROHIBITED ACTIVITIES
1.    No employee, officer or director may trade in Company securities while possessing material nonpublic information concerning the Company (except as permitted by Section VI.C). It does not matter that there may exist a justifiable reason for a purchase or sale apart from the nonpublic information; if the employee, officer or director has material nonpublic information, the prohibition still applies. For clarity, as used in this policy, a “trade” excludes the exercise of an option in order to hold shares of stock, and not accompanied by a sale.
2.    No employee, officer or director may trade in Company securities outside of the applicable “trading windows” described in Section VI.B below and no employee, officer or director may trade in the Company securities during any Blackout Periods designated by the Compliance Officer that are applicable to such employee, officer or director (except as permitted by Section VI.C and Section VI.D.3).
3.    No Section 16 Party or Access Person may trade in Company securities unless the trade has been approved by the Chief Financial Officer and Compliance Officer in accordance with the procedures set forth in Section VI.D below (except as permitted by Section VI.C and Section VI.D.3).
4.    The Compliance Officer may not trade in Company securities unless the trade has been approved by the Company’s Chief Financial Officer or Chief Executive Officer in accordance with the procedures set forth in Section VI.D below (except as permitted by Section VI.C and Section VI.D.3).
5.    No employee, officer or director may disclose material nonpublic information concerning the Company to any outside person (including family members, analysts, individual investors and members of the investment community and news media), unless required as part of the regular duties of such employee, director or officer for the Company or authorized by the Compliance Officer. In any instance in which such information is disclosed to outsiders, the Company will take such steps as are necessary to preserve the confidentiality of the information, including requiring the outsider to agree in writing to comply with the terms of this policy and/or to sign a confidentiality agreement. All inquiries from outsiders regarding material nonpublic information about the Company must be forwarded to the Compliance Officer.

6.    No employee, officer or director may give trading advice of any kind about the Company to anyone while possessing material nonpublic information about the Company, except that employees, officers or directors should advise others not to trade if doing so might violate the law or this policy. The Company strongly discourages all employees, officers and directors from giving trading advice concerning the Company to third parties even when the employees, officers and directors do not possess material nonpublic information about the Company.
7.    No employee, officer or director may acquire, sell, or trade in any interest or position relating to the future price of Company securities, such as a put option, a call option or a short sale (including a short sale “against the box”).
8.    No employee, officer or director may (a) trade in the securities of any other public company while possessing material nonpublic information concerning that company obtained in the course of service as an employee, officer or director, (b) “tip” or disclose such material nonpublic information concerning any other public company to anyone, or (c) give trading advice of any kind to anyone concerning any other public company while possessing such material nonpublic information about that company.
9.    Except as permitted by Section VI.B(1), Section VI.C and Section VI.D.3, no employee, officer or director may make a gift or other transfer without consideration of Company securities during a period when that employee, officer or director is not permitted to trade.
10.    No employee, officer or director may participate, in any manner other than passive observation, in any of the investment or stock-related Internet “chat” rooms, blogs, social media sites or message boards relating to the Company.
11.    No entity over which an employee, officer or director has or shares voting or investment control may distribute securities of the Company to its limited partners, general partners or stockholders during a period when the employee, officer or director is not permitted to trade, unless the limited partners, general partners or stockholders of that entity have agreed in writing to hold the securities until the next open trading window described in VI.B below.
12.    It is the Company’s policy to disclose material information concerning the Company to the public only in accordance with its communications and disclosure guidelines and policies, in order to avoid inappropriate publicity and to ensure that all such information is communicated in a way that is reasonably designed to provide broad, non-exclusionary distribution of information to the public. All inquiries or calls from the press, investors and financial analysts should be referred to the Executive Vice President of Strategy and Corporate Development or, in his absence, the Chief Executive Officer (or their designees). The Company has designated its Chief Executive Officer and Executive Vice President of Strategy and Corporate Development as its official spokespersons for financial matters and for marketing, technical and other related information. These persons are the only ones who are authorized to communicate with the press, investors or financial analysts on behalf of the Company, unless specifically authorized to do so by the Chief Executive Officer or the Executive Vice President of Strategy and Corporate Development.

    B.    TRADING WINDOWS AND BLACKOUT PERIODS
1.Trading Windows for Section 16 Parties, Access Persons and all Employees with a Title of Senior Vice President or Higher. All Section 16 Parties, all Access Persons and all employees with a title of Senior Vice President or higher (each, a “Restricted Person”) may only sell or dispose of shares pursuant to Sections VI.C and VI.D.3; provided, that, any employee of the Company that is promoted to Senior Vice President in an open trading window shall be entitled to sell or dispose of shares other than pursuant to Section VI.C and VI.D.3 (but with approval from the Chief Financial Officer and Compliance Officer) only during such first open trading window and such employee shall remain subject to all other provisions hereof including the prohibition against trading in securities of the Company while in possession of material non-public information; provided, that, after obtaining trading approval from the Chief Financial Officer and Compliance Officer in accordance with the procedures set forth in Section VI.D below, a (a) purchase of shares on the open market, (b) gift or transfer without consideration may be made by a Restricted Person to (i) any member of such Restricted Person’s immediate family, (ii) any trust for the direct or indirect benefit of such Restricted Person or the immediate family of such Restricted Person, or (iii) any charitable foundation established by such Restricted Person over which such Restricted Person has dispositive power, or (c) gift or transfer may be made by a Restricted Person to any donor advised fund or similar entity without complying with Section VI.C and VI.D.3 (the “Non-10b5 Trades”); provided, further, that in the case of each transfer pursuant to the clause (b) of the foregoing proviso, the transferee shall be restricted by the terms of this policy and may not trade in Company securities or dispose of any of the gifted or transferred securities, other than pursuant to Section VI.C and VI.D.3.
2.Trading Windows for Director-Level Employees. After obtaining trading approval from the Chief Financial Officer and Compliance Officer in accordance with the procedures set forth in Section VI.D below, Director-Level Employees may trade in Company securities only during the period beginning at the opening of trading on the third business day following the Company’s widespread public release of quarterly or year-end operating results, and ending at the close of trading on the fifteen (15th) day of the last month of the then-current quarter (the “Quarterly Close Date”), as long as they are not in possession of material nonpublic information or subject to any Blackout Period.
3.Trading Windows for Employees. All employees who are not Restricted Persons or Director-Level Employees may trade in Company securities only during the period beginning at the opening of trading on the third business day following the Company’s widespread public release of quarterly or year-end operating results, and ending at the close of trading on the Quarterly Close Date, as long as they are not in possession of material nonpublic information or subject to any Blackout Period. Employees who are not Restricted Persons or Director-Level Employees need not obtain approval from the Chief Financial Officer or Compliance Officer prior to trading.
4.No Trading During Trading Windows While in the Possession of Material Nonpublic Information. No employee, officer or director possessing material nonpublic information concerning the Company may trade in Company securities even during applicable trading windows. Persons possessing such information may trade during a trading window only after the opening of trading on the third full trading day following the Company’s widespread public release of the information.
5.No Trading During Blackout Periods. The Compliance Officer may designate Blackout Periods that apply to particular individuals or groups of persons, for such time as is determined by the Compliance Officer. No director, officer or employee subject to a Blackout Period may trade in Company securities outside of the applicable trading windows or during a Blackout Period. No director, officer or employee is permitted to anyone, either internally or externally, not subject to a Blackout Period that a Blackout Period has been designated or that one was previously in place.

    C.    EXCEPTION FOR TRANSFERS PURSUANT TO RULE 10b5-1
The restrictions outlined in Sections VI.A.1, 2, 3, 4 and 9 and VI.B shall not prohibit transfers of Company securities made pursuant to a written contract, letter of instruction or plan that is established by a Section 16 Party, an Access Person or any other employee, and: (a) complies with the requirements of Rule 10b5-1 and the Rule 10b5-1 Guidelines of the Company, as amended or modified from time to time (“Rule 10b5-1 Plan”), including the requirement that such Rule 10b5-1 Plan be established when such person is not in possession of material information or subject to Blackout Period, (b) has been approved by the Compliance Officer at least ninety (90) days in advance of the first trade thereunder and (c) with respect to which the Company’s Compliance Officer has received the certification referred to in Section VI.D.3.d. See the Company’s Rule 10b5-1 Plan Guidelines for additional restrictions regarding Rule 10b5-1 Plans. No such approval by the Compliance Officer and/or acknowledgement of the Rule 10b5-1 Plan by the Company shall be considered the Compliance Officer’s or the Company’s determination that the Rule 10b5-1 Plan satisfies the requirements of Rule 10b5-1. It shall be the sole responsibility of the person establishing the Rule 10b5-1 Plan to ensure that such plan complies with the requirements of Rule 10b5-1. The Company reserves the right to prevent any transactions in Company securities, even those pursuant to a Rule 10b5-1 Plan, if the Compliance Officer determines that prevention of such transaction is necessary to comply with securities law or contractual obligations.

D.    PROCEDURES FOR APPROVING TRADES
1.    Trades by Restricted Persons. Other than the Non-10b5 Trades, a Restricted Person may only trade pursuant to Section VI.D.3. With respect to Non-10b5 Trades, a Restricted Employee may not make such Non-10b5 Trades other than in compliance with Section VI.D.2 below.
2.    Trades by Director-Level Employees Not Made Pursuant to a Rule 10b5-1 Plan and Restricted Persons with respect to Non-10b5 Trades. A Director-Level Employee that is not otherwise a Restricted Person and a Restricted Person with respect to Non-10b5 Trades may not trade in Company securities, until:
a.    The person trading has notified the Compliance Officer in writing of the amount and nature of the proposed trade(s) (see form attached hereto) no later than two business days prior to the Quarterly Close Date;
b.    The person trading has certified to the Compliance Officer in writing (see form attached hereto) no earlier than two business days prior to the proposed trade(s) that:
(i)    Such person is not in possession of material nonpublic information concerning the Company and, to such person’s knowledge, he or she will have no material nonpublic information as of the proposed trade date; and
(ii)    the proposed trade(s) do not violate the trading restrictions of Section 16 of the Exchange Act, Rule 144 of the Securities Act (if applicable) or any other securities laws;

c.    The Executive Leadership Team member with oversight of such Director-Level Employee or Restricted Person (unless such Restricted Person is a member of the Executive Leadership Team, in which case, this provision shall not be applicable) has certified to the Chief Financial Officer and Compliance Officer in writing (see form attached hereto) no earlier than two business days prior to the proposed trade(s) that such Director-Level Employee or Restricted Person is not in possession of material nonpublic information concerning the Company; and
d.    The Chief Financial Officer and the Compliance Officer have each approved the trade(s), in each case, at his or her discretion, and has certified such approval in writing.
For the purposes of this Section VI.D, notification or certification in writing shall include such notification or certification via e-mail. The person may satisfy the requirements of Section VI.D.2(b) and (c) by emailing the required information and certification to the Compliance Officer and must notify the Compliance Officer promptly via email of any changes to the certification in Section VI.D.2(b) prior to the proposed trade.
3.    Rule 10b5-1 Plans. No trades shall be treated as having been made pursuant to a Rule 10b5-1 Plan under this policy unless:
a.    The Rule 10b5-1 Plan complies with the requirements of Rule 10b5-1;
b.    The Rule 10b5-1 Plan complies with the terms of the Company’s Rule 10b-1 Plan Guidelines;
c.    The Compliance Officer has approved the Rule 10b5-1 Plan, and has certified such approval in writing at least one month in advance of the first trade thereunder; and
d.    The person establishing the Rule 10b5-1 Plan has certified to the Compliance Officer in writing of the terms of the proposed Rule 10b5-1 Plan no later than two business days prior to the Quarterly Close Date.
e.    The person establishing Rule 10b5-1 Plan has certified to the Compliance Officer in writing (and shall not have withdrawn such certification prior to such adoption) no earlier than two business days prior to the date that the Rule 10b5-1 Plan is formally established, that as of such date and as of the adoption date of the Rule 10b5-1 Plan:
(i)    such person is not and to such person’s knowledge, will not be, aware of material nonpublic information concerning the Company;
(ii)    all such trades to be made pursuant to Rule 10b5-1 Plan will be made in accordance with the applicable SEC rules;
(iii)    such person is adopting the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) of the Exchange Act and Rule 10b-5;
(iv)    such person will act in good faith with respect to the Rule 10b5-1 Plan throughout its duration;
(v)    the Rule 10b5-1 Plan complies with the requirements of Rule 10b5-1; and

(vi)    the Rule 10b5-1 Plan complies with the terms of the Rule 10b5-1 Guidelines of the Company.
This certification may be made in an email to the Compliance Officer. The person establishing the Rule 10b5-1 Plan must notify the Compliance Officer promptly via email and withdraw the certification if any changes of circumstances prior to the adoption date of the Rule 10b5-1 Plan have or will render such certification to be inaccurate as of that time.
f.    The first trade under the Rule 10b5-1 Plan does not occur until the later of (A) ninety days after the adoption of the Rule 10b5-1 Plan and (B) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the Rule 10b5-1 Plan was adopted that discloses the Company’s financial results (but not to exceed 120 days following the adoption of the Rule 10b5-1 Plan), following the Compliance Officer’s approval of the Rule 10b5-1 Plan. This waiting period is referred to as the “Cooling-Off Period”.
g.    In order to effect an amendment to an existing Rule 10b5-1 Plan, the person amending such plan must satisfy all of the conditions set forth in Section VI.D.3.a-e with respect to such amendment. Any Rule 10b5-1 Plan amendment will need approval from the Compliance Officer. Modifying or changing the amount, price, or timing of the purchase or sale of the Company’s securities underlying the Rule 10b5-1 Plan (or a modification or change to a written formula or algorithm, or computer program that affects the amount, price, or timing of the purchase or sale of such securities) (any such modification or change, a “Plan Modification”) will be deemed to be the same as terminating such person’s existing Rule 10b5-1 Plan and entering into a new Rule 10b5-1 Plan and must satisfy all of the conditions set forth in Section VI.D.3.a-f with respect to such amendment. As a result, the approval process for a Plan Modification is the same as the approval process for initially adopting a Rule 10b5-1 Plan, including being subject to a new Cooling-Off Period. The Company discourages such person from making multiple Plan Modifications, as that may give the appearance that such person is trading on material nonpublic information under the guise of that plan. Plan Modifications can only be made during a trading window and not during any Blackout Period and only when such person is not in possession of material nonpublic information. For other modifications to a Rule 10b5-1 Plan, such must notify the Compliance Officer of such modification in writing at least two business days prior to the modification and such modification must be approved by the Compliance Officer.
h.    In order to terminate an existing Rule 10b5-1 Plan, the person terminating such plan must receive approval from the Compliance Officer to terminate it.
4.    No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer to approve any trades requested by Restricted Persons or Access Persons or to approve any Rule 10b5-1 Plan. The Compliance Officer may reject any trading requests or Rule 10b5-1 Plans at his or her sole reasonable discretion.
5.    Single-Trade Plans. No person may adopt a single-trade Rule 10b5-1 Plan during the 12-month period immediately following the person’s adoption of another single-trade Rule 10b5-1 Plan, subject to the exceptions noted in Rule 10b5-1.
6.    Multiple Plans. A person may have no more than one Rule 10b5-1 Plan adopted at any point in time (i.e., multiple concurrent or overlapping plans are prohibited), subject to the express approval by the Compliance Officer and the exceptions noted in Rule 10b5-1. One of these exceptions is for plans authorizing certain “sell-to-cover” transactions.
7.    Other Trading Arrangements. Employees, officers or directors are not allowed to enter into “non-Rule 10b5-1 trading arrangements” (as defined in Regulation S-K Item 408(c)) unless otherwise approved in advance by the Compliance Officer.
    E.    EMPLOYEE BENEFIT PLANS
1.    Employee Stock Purchase Plan. The trading prohibitions and restrictions set forth in this policy do not apply to periodic wage withholding contributions by the Company or employees to any of the Company’s Employee Stock Purchase Plan that are used to purchase Company securities pursuant to the employees’ advance instructions. However, no officers or employees may alter their instructions regarding the level of withholding or purchase by the employee of Company securities under such plan while in the possession of material nonpublic information. Any sale of securities acquired under such plan is subject to the prohibitions and restrictions of this policy.
2.    Equity Incentive Plans. The trading prohibitions and restrictions of this policy do not apply to the exercise of a stock option or settlement of a restricted stock unit or other form of equity award, or to the exercise of a tax withholding right pursuant to which an election has been made to have the Company withhold shares subject to such awards to satisfy tax withholding requirements, provided that such sales are arranged pursuant to advanced instructions from the compensation committee of the board of directors. The policy does apply, however, to any sales of stock, including as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or satisfy tax withholding requirements.
    F.    PRIORITY OF STATUTORY OR REGULATORY TRADING RESTRICTIONS
The trading prohibitions and restrictions set forth in this policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations, e.g., contractual restrictions on the sale of securities, short-swing trading by Section 16 Parties or restrictions on the sale of securities subject to Rule 144 under the Securities Act. Any employee, officer or director who is uncertain whether other prohibitions or restrictions apply should ask the Compliance Officer.
VII.    POTENTIAL CIVIL, CRIMINAL AND DISCIPLINARY SANCTIONS
    A.    CIVIL AND CRIMINAL PENALTIES
The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by trading, pay the loss suffered by the persons who purchased securities from or sold securities to the insider tippee, pay civil penalties up to three times the profit made or loss avoided, pay a criminal penalty of up to $1 million and serve a jail term of up to 10 years. The Company and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties and could under certain circumstances be subject to private lawsuits by contemporaneous traders for damages suffered as a result of illegal insider trading or tipping by persons under the Company’s control.

    B.    COMPANY DISCIPLINE
Violation of this policy or federal or state insider trading or tipping laws by any employee, officer or director may subject a director to dismissal proceedings and an officer or employee to disciplinary action by the Company up to and including termination for cause. A violation of this policy is not necessarily the same as a violation of law. In fact, for the reasons indicated above, this policy is intended to be broader than the law. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this policy has been violated. The Company may determine that specific conduct violates this policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.
C.    REPORTING OF VIOLATIONS
Any employee, officer or director who violates this policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other employee, officer or director, must report the violation immediately to the Compliance Officer or the Chief Financial Officer. Alternatively, an employee, officer or director may report such violation anonymously through the procedures set forth in the Company’s Code of Conduct and Ethics for Employees and Directors. Upon learning of any such violation, the Compliance Officer or the Chief Financial Officer, in consultation with the Company’s legal counsel, will determine whether the Company should release any material nonpublic information, or whether the Company should report the violation to the SEC or other appropriate governmental authority.
    D    WAIVER
The Chief Financial Officer and the Chief Legal Officer, acting together, may approve such waivers of this policy as they may deem appropriate provided that such waivers shall be immaterial and consistent with the spirit of this policy. Our board of directors reserves the right in its sole discretion to modify or grant waivers to this Policy. Any amendment or waiver may be publicly disclosed if required by applicable laws, rules and regulations. For the avoidance of doubt, unless explicitly stated by the board of directors, any waiver, amendment or modification of this Policy by the Board shall not be considered a waiver of the Company’s Code of Business Conduct and Ethics.
VIII.    INQUIRIES
Please direct all inquiries regarding any of the provisions or procedures of this policy to the Compliance Officer.
IX.    EFFECTIVE DATE
The effective date of this policy is February 27, 2023. The amendments to this policy would not apply to any existing Rule 10b5-1 Plan that was entered into prior to the effective date of this policy, except to the extent that a Plan Modification is made to such plan after the effective date of this policy.

EXHIBIT A

DEXCOM, INC.

Section 16 Parties

(As of January 1, 2024)
DIRECTORS:

Kevin Sayer
Steven R. Altman
Nicholas Augustinos
Richard Collins
Karen Dahut
Rimma Driscoll
Mark Foletta
Bridgette Heller
Barbara E. Kahn
Kyle Malady
Eric Topol, M.D.
OFFICERS:

Name	Position
Michael Brown	Executive Vice President, Chief Legal Officer
Matthew Dolan	Executive Vice President, Strategy, Corporate Development & Dexcom Labs
Teri Lawver	Executive Vice President, Chief Commercial Officer
Jacob Leach	Executive Vice President, Chief Operating Officer
Kevin Sayer	Chairman, President and Chief Executive Officer
Sadie Stern	Executive Vice President, Chief Human Resources Officer
Jereme Sylvain	Executive Vice President, Chief Financial Officer

EXHIBIT B
DEXCOM, INC.

Access Persons
(As of January 1, 2024)
All DexCom Vice Presidents and above and all directors and above in the Legal, Finance and Corporate Development departments.

DEXCOM, INC.
APPLICATION AND APPROVAL FORM FOR TRADING
BY RESTRICTED PERSONS AND DIRECTOR-LEVEL EMPLOYEES
Name:
Title:
Proposed Trade Date:
Type of Security to be Traded:
Type of Trade (Purchase/Sale):
Number of Shares or Other Securities to be Traded:
EXAMPLES OF MATERIAL NONPUBLIC INFORMATION
While it is not possible to identify all information that would be deemed “material nonpublic information,” the following types of information ordinarily would be included in the definition if not yet publicly released by the Company:
•    Financial performance, especially quarterly and year-end earnings, and significant changes in financial performance or liquidity.
•    Financial and operational forecasts.
•    Results or material data of clinical or pre-clinical testing or trials, or other significant development milestones.
•    Significant communications to or from, or receipt of information from, United States or foreign regulatory authorities regarding products and/or product candidates.
•    Operational metrics of the Company or its partners, such as customer counts and associated retention or attrition rates, performance or other metrics, employee counts and distribution by geography or function and any changes in such metrics.
•    Potential material mergers and acquisitions or material sales of Company assets or subsidiaries.
•    Stock splits, public or private securities/debt offerings, or changes in Company dividend policies or amounts.
•    Significant changes in senior management.
•    Regulatory approvals of products and the achievement of key product development milestones.
•    Customer, product, pricing, geography and market strategies and shifts.
•    Developments regarding customers, suppliers or partners, such as the potential acquisition or loss of a significant contract, development agreement or strategic relationship.
•    Initiation of a significant lawsuit.

•    Introduction of key new products.
•    Changes in the Company’s auditor or notification that the Company may no longer rely on an auditor’s report.
•    Significant cybersecurity incident experienced by the Company.

DEXCOM, INC.
CERTIFICATION
I, (please print name)_________________________________________________, hereby certify that (i) I am not currently in possession, and to my knowledge will not be in possession of any “material nonpublic information” concerning DexCom, Inc. (“Company”), as defined in the Company’s “Procedures and Guidelines Governing Securities Trades by Company Personnel” as of the proposed trade date, and (ii) to the best of my knowledge, the proposed trade(s) listed above do not violate the trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended or Rule 144 under the Securities Act of 1933, as amended. I understand that, if I trade while possessing such information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties, and may be subject to discipline by the Company up to and including termination for cause.

                                    (Signature)
                            Date signed:

REVIEW AND DECISION
The undersigned hereby certifies that the following persons of the Company has reviewed the foregoing application and (to initial one of the following): _________ APPROVES _________ PROHIBITS the proposed trade(s).

By:                             Date:
Chief Legal Officer

By:                             Date:
Chief Financial Officer

By:                             Date:
Executive Leadership Team Member

DEXCOM, INC.
RULE 10b5-1 PLAN CERTIFICATION
I, (please print name)_________________________________________________, hereby certify that (i) I am not currently in possession, and to my knowledge will not be in possession of any “material nonpublic information” concerning DexCom, Inc. (“Company”), as defined in the Company’s “Procedures and Guidelines Governing Securities Trades by Company Personnel” as of the proposed trade date, (ii) the proposed trade(s) to be made pursuant to the Rule 10b5-1 Plan listed above will be made in accordance with the trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended, and Rule 144 under the Securities Act of 1933, as amended, and (iii) the Rule 10b5-1 Plan complies with the requirements of Rule 10b5-1 of the Securities and Exchange Act of 1934, as amended. I understand that, if I implement a Rule 10b5-1 Plan while possessing such material nonpublic information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties, and may be subject to discipline by the Company up to and including termination for cause.

                                    (Signature)
                            Date signed:

INSIDER TRADING COMPLIANCE OFFICER REVIEW AND DECISION
The undersigned hereby certifies that the Insider Trading Compliance Officer of the Company has reviewed the foregoing Rule 10b5-1 Plan and (Insider Trading Compliance Officer to initial one of the following): _________ APPROVES _________ PROHIBITS the plan.

                                (Signature)
                    Insider Trading Compliance Officer (or Designee)

                    Date signed:

DEXCOM, INC.
Insider Trading Compliance Program - Preclearance Checklist

Individual Proposing to Trade:

Compliance Officer:

Proposed Trade:

Date:
    Trading Window. Confirm that the trade will be made during the Company’s “trading window.”
    Section 16 Compliance. Confirm, if the individual is an officer or director subject to Section 16, that the proposed trade will not give rise to any potential liability under Section 16 as a result of matched past (or intended future) transactions. Ensure that no matching purchase or sale has occurred in the past six (6) months (or is likely to occur in the next six (6) months).
Also, ensure that a Form 4 has been or will be completed and will be timely filed.
    Prohibited Trades. Confirm that the proposed transaction is not a “short sale,” put, call or other prohibited transaction.
    Rule 144 Compliance. Confirm that:
    Current public information requirement has been met.
    Shares are not restricted or, if restricted, the one or two year holding period has been met.
    Volume limitations are not exceeded (confirm the individual is not part of an aggregated group).
    The manner of sale requirements will be met.
    The Notice on Form 144 has been completed and filed.
    Rule 10b-5 Concerns. Confirm that (i) the individual has been reminded that trading is prohibited when in possession of any material information regarding the Company that has not been adequately disclosed to the public, and (ii) the Compliance Officer has discussed with the insider any information known to the individual or the Compliance Officer which might be considered material, so that the individual has made an informed judgment as to the inside information.

Signature of Compliance Officer	Signature of Chief Financial Officer

DEXCOM, INC.
Re:    Procedures And Guidelines Governing Securities Trades By Company Personnel
Ladies and Gentlemen:
        Enclosed is a copy of the Procedures and Guidelines Governing Securities Trades by Company Personnel, as adopted by the Board of Directors of DexCom, Inc. (“Company”) on ___________. PLEASE READ IT VERY CAREFULLY. As it indicates, the consequences of insider trading can be drastic to both you and the Company.
        To show that you have read the Procedures and Guidelines Governing Securities Trades by Company Personnel and agree to be bound by them, please sign and return the attached copy of this letter to the Company’s Compliance Officer, as soon as possible.
Very truly yours,
________________________________
Michael Brown
Chief Legal Officer and
Compliance Officer

CERTIFICATION
        The undersigned certifies that the undersigned has read, understands and agrees to comply with the Procedures and Guidelines Governing Securities Trades by Company Personnel of DexCom, Inc. (“Company”). The undersigned agrees that the undersigned will be subject to sanctions, including, as to employees of the Company, termination of employment, that may be imposed by the Company, in its discretion, for violation of the Company’s policy, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against the transfer of Company securities by the undersigned in a transaction that the Company considers to be in contravention of its policy.
INDIVIDUAL:

        (Signature)

Printed name:
Date signed: